Item 77 C -- Submission of Matters to a Vote of Security Holders

An Annual Meeting of shareholders of Federated Total Return Series, Inc. (the "Corporation") was held on March 23, 1999. The following items, which are required to be reported under this Item 77C, were approved as follows:

AGENDA ITEM 1: To elect Directors.*

	                     SHARES VOTED		  SHARES VOTED
	                      FOR		     WITHHELD
________________________________________________________________________
______
Thomas G. Bigley	    8,104,839	                35,879
Nicholas P. Constantakis    18,138,428	                2,290
John F. Cunningham	    18,138,428	                2,290
J. Christopher Donahue      18,138,428	                2,290
Charles F. Mansfield, Jr.   18,138,428	                2,290
John E. Murray, Jr.	    18,138,428	                2,290
John S. Walsh	            18,138,428	                2,290


AGENDA ITEM 2: To ratify the selection of Ernst & Young LLP as the Trust's independent auditors.
The results of shareholders voting were as follows:

	Shares voted affirmatively ...................18,110,860
	Shares voted negatively ............................ 215
	Shares abstaining ............................... 29,642


The Definitive Proxy Statement for the Annual Meeting held on March 23, 1999, was filed with the Securities and Exchange Commission on February 3, 1999, and is incorporated by reference.
(File No. 811-7115)


_________________________
*The following Directors of the Corporation continued their terms:
John F. Donahue, John T. Conroy, Lawrence D. Ellis, M.D., Peter E. Madden, and Marjorie P. Smuts.